UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2017

Helix Energy Solutions Group, Inc.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	001-32936 (Commission File Number)	95-3409686 (IRS Employer Identification No.)

3505 West Sam Houston Parkway North, Suite 400 Houston, Texas (Address of principal executive offices)		77043 (Zip Code)
281-618-0400 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On June 5, 2017, Helix Energy Solutions Group, Inc. (“Helix”) announced that effective June 5, 2017, Tony Tripodo has been appointed to the position of Executive Vice President and Senior Advisor. As a result, he has resigned as Helix’s Executive Vice President and Chief Financial Officer. In his new role Mr. Tripodo will be responsible for assisting Owen Kratz, Helix’s President and Chief Executive Officer, in continuing to develop Helix’s long term business and financial strategy. Mr. Tripodo will continue to remain involved in Helix’s financial planning and in generally assisting with the orderly transition of some of his former responsibilities as Chief Financial Officer.

(c) On June 5, 2017, Helix announced that effective June 5, 2017, Erik Staffeldt (age 45), who has served as Helix’s Vice President - Finance and Accounting since July of 2015, was promoted to the position of Senior Vice President and Chief Financial Officer. He also was designated as Helix’s “principal financial officer” and “principal accounting officer” for purposes of the Securities Act of 1933, the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder. Mr. Staffeldt joined Helix in July of 2009 as Assistant Corporate Controller. In August of 2011 he was appointed Director - Corporate Accounting, in March of 2013 he was appointed Director of Finance, and from February of 2014 until July of 2015 he served as Finance and Treasury Director.

Helix entered into an Employment Agreement (the “Employment Agreement”) with Mr. Staffeldt effective as of June 5, 2017. The form of the Employment Agreement was approved by the Compensation Committee of Helix’s Board of Directors (the “Committee”). The Employment Agreement supersedes and replaces a previously executed Severance Agreement dated August 17, 2015. A copy of the Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The following is a brief summary of the material terms of the Employment Agreement.

The Employment Agreement has a two-year term and will automatically renew for successive two-year terms unless Helix or Mr. Staffeldt elects to terminate the agreement by giving 90 days advance notice prior to the end of the current term. Mr. Staffeldt will receive a base salary of $350,000 per annum pro-rated for 2017, which has been approved by the Committee.

In addition, Mr. Staffeldt is entitled to receive such annual incentive (bonus) compensation as the Board of Directors or the Committee shall determine, to participate in the Long Term Incentive Plan of Helix (as such term is defined in the Employment Agreement), to participate in various employee benefit plans including Helix’s 401(k) plan and to be reimbursed for out-of-pocket expenses. For 2017, Mr. Staffeldt’s target bonus will be prorated such that prior to his being appointed as Senior Vice President and Chief Financial Officer, his target bonus is 50% of his then base annual salary, and upon his being appointed as Senior Vice President and Chief Financial Officer, is 70% of $350,000, which is his base annual salary after being appointed.

In the event Mr. Staffeldt’s employment is terminated without “Cause” or he terminates his employment for “Good Reason” not in connection with a “Change in Control” (as such terms are defined in the Employment Agreement), Helix shall pay Mr. Staffeldt an amount equal to his base annual salary, any unpaid amount with respect to his previous year’s bonus, and his target bonus opportunity for the year of termination (to be paid at the time such bonuses are paid to the other participants). In addition, in the event of such a termination, there shall be an automatic acceleration of the vesting of any equity-based awards granted to Mr. Staffeldt that were scheduled to vest by their terms within 12 months of the date of termination.

In the event of a “Change in Control” and within two years of such event Mr. Staffeldt’s employment is terminated by Helix without “Cause” or he terminates his employment for “Good Reason,” Helix shall pay Mr. Staffeldt an amount equal to two times his base annual salary and target bonus opportunity, an amount equal to any unpaid bonus from the previous year, and all equity-based awards shall vest. In addition, Helix shall pay Mr. Staffeldt an amount equal to the cost of continuation of group health coverage under COBRA for 18 months.

The Employment Agreement contains a non-compete provision during the term of Mr. Staffeldt’s employment and for a period of one year thereafter. Mr. Staffeldt would also be prohibited from soliciting customers or clients of Helix with whom he dealt during his employment and from soliciting employees of Helix for the one-year period.

Item 7.01.   Regulation FD Disclosure.

On June 5, 2017, Helix issued a press release announcing the appointment of Mr. Staffeldt as Senior Vice President and Chief Financial Officer and the appointment of Mr. Tripodo as Executive Vice President and Senior Advisor, both to be effective June 5, 2017. A copy of the press release announcing the foregoing is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(d)           Exhibits.

Number	Description

10.1	Employment Agreement by and between Helix Energy Solutions Group, Inc. and Erik Staffeldt dated June 5, 2017.

99.1	Press Release of Helix Energy Solutions Group, Inc. dated June 5, 2017, announcing the appointments of Tony Tripodo and Erik Staffeldt.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    June 5, 2017

HELIX ENERGY SOLUTIONS GROUP, INC.

By:	/s/ Alisa B. Johnson
Alisa B. Johnson
Executive Vice President and General Counsel

Index to Exhibits

Number	Description

10.1	Employment Agreement by and between Helix Energy Solutions Group, Inc. and Erik Staffeldt dated June 5, 2017.

99.1	Press Release of Helix Energy Solutions Group, Inc. dated June 5, 2017, announcing the appointments of Tony Tripodo and Erik Staffeldt.